Exhibit 99.3

Hamptons Luxury Homes Featured Article in Valuerich Spring/Summer Issue

Bridgehampton, NY (date) – Hamptons Luxury Homes (OTCBB:HLXH) is one of the featured articles in the Spring/Summer 2007 issue of Valuerich magazine, a publication that circulates among thousands of microcap investors.

In the story, which is richly illustrated with examples of the craftsmanship and luxury building carried out by Telemark, Hamptons Luxury Homes’ wholly owned subsidiary, Valuerich provides a complete overview of the company, its philosophy, and its outlook.

According to the article, “The Company operates in one of the nation’s wealthiest and most established luxury zip codes.”  Author Danelle Swaim goes on to describe Hamptons Luxury Homes subsidiaries that include:

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Telemark, Inc., the company’s primary operating subsidiary that provides “a complete suite of construction and renovation services”;

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Telemark Service and Maintenance, Inc., which provides “complete property management, maintenance, service contract, insurance repairs and handyman services, which complement Telemark’s construction services”;

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Bridgehampton Lumber, Inc., a supplier of lumber for the company’s developments;

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Architectural Woodwork of the Hamptons, LLC, which constructs custom millwork for many of the company’s projects;

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East Coast Properties, Inc.; and

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DWD Construction Service, Inc., which owns 10% of Northway Island Associates, which is developing a hundred million dollar entertainment complex in upstate New York.

The article outlines the strong real estate market in the Hamptons, where there has been little change in demand for the ultra luxury homes.  “This market is the top of the economic pyramid and as a result, there is always demand for quality properties,” said Frank Dalene, vice president and chief financial officer of Hamptons Luxury Homes.  The article noted that this area “still boasts an upward trajectory that shows no sign of stopping anytime soon.”

About Hamptons Luxury Homes

Hamptons Luxury Homes (www.hlxhomes.com) is a construction services company that builds and maintains custom homes, luxury vacation homes and ultra-luxury estate homes with operations in Bridgehampton, New York.  Hamptons Luxury Homes’ wholly-owned subsidiary, Telemark Inc. is a nationally recognized and award winning ultra-luxury homebuilder.  Telemark was awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998.  The Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  Hamptons Luxury Homes combines the most innovative methods of ultra-high quality materials with superb old-world craftsmanship to create the ultimate in luxury homes with outstanding aesthetic appeal.  Already a recognized and well-established entity in the exclusive environs of the Hamptons, New York (through its Telemark subsidiary), it plans to expand into similar luxury markets in the United States.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.  All statements, other than statements of fact, included in this release, including without limitation, statements regarding the potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties.  There can be no assurance that such statement will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:

Beverly Jedynak

Martin E. Janis & Company, Inc.

312-943-1100 ext. 12

bjedynak@janispr.com

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